Exhibit 23.9
Consent of Feldman Financial Advisors, Inc.
We hereby consent to the inclusion of our opinion letter dated December 13, 2007 to the Board of Directors of BOE Financial Services of Virginia, Inc. (“BOE”) in Appendix D to the joint proxy statement/prospectus that is a part of the Registration Statement on Form S-4 relating to the proposed merger of BOE and Community Bankers Acquisition Corp. (“CBAC”) as filed with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and references to our firm and fairness opinion letter in such filings and amendments to the aforementioned joint proxy statement/prospectus.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such joint proxy statement/prospectus within the meaning of the term “experts” as used in the Act or Regulations.
Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.
February 22, 2008